5th Avenue Channel Corp.

                   Supplement to Prospectus Dated May 4, 2000

         As described in "Business-Litigation" at page 32 of the Prospectus, the SEC has been conducting an investigation as to whether we and other persons misrepresented certain of our affairs in press releases and public filings during 1998 and the early part of 1999. We were recently advised by the SEC staff that as a result of its investigation it is considering recommending that the SEC institute a public administrative proceeding or bring a civil injunctive action against us and our President alleging violations of the anti-fraud and reporting provisions of the federal securities laws. We have been given the opportunity and intend to make a submission to the staff and the SEC setting forth the legal, factual and policy reasons why such action should not be taken. Although we continue to believe that our conduct in 1998 and early 1999 does not warrant the imposition of such legal proceedings, we cannot predict whether we will be successful in convincing the staff or the SEC of this position or of otherwise reaching a satisfactory settlement.

Dated:  June 30, 2000